Exhibit 99.1

Pacer Announces Stock Buyback Program

CONCORD, Calif.--(BUSINESS WIRE)--June 12, 2006--Pacer International, Inc. (Nasdaq:PACR), the North America logistics and transportation provider, announced today that its board of directors has authorized the purchase of up to $60 million of its common stock. This authorization ends on June 15, 2008.

Pacer intends to make purchases from time to time as market conditions warrant. The amount and timing of any repurchases will be at such prices as management of the company approves from time to time. Share repurchases may be commenced or suspended at any time for any reason.

ABOUT PACER INTERNATIONAL -- Pacer International, a leading non-asset based North America third-party logistics and freight transportation provider, through its subsidiaries and divisions, offers a broad array of logistics and other services to facilitate the movement of freight from origin to destination. Its services include wholesale Stacktrain (cost-efficient, two-tiered rail transportation for containerized shipments) and cartage (local trucking) services; and retail intermodal marketing, truck brokerage, trucking services, warehousing and distribution, international freight forwarding, and supply-chain management services. Pacer International is headquartered in Concord, California. Its business units Pacer Stacktrain and Pacer Global Logistics are headquartered in Concord, California, and in Dublin, Ohio, respectively. Web site: www.pacer-international.com.

CERTAIN FORWARD-LOOKING STATEMENTS -- This press release contains or may contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements are based on the company's current expectations and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are general economic and business conditions; congestion, work stoppages, capacity shortages or weather related issues and service disruptions affecting our rail and motor transportation providers; industry trends, including changes in the costs of services from rail and motor transportation providers; changes in our business strategy, development plans or cost savings plans; the loss of one or more of our major customers; competition; availability of qualified personnel; the frequency or severity of accidents, particularly involving our trucking operations; our ability to integrate acquired businesses; changes in, or the failure to comply with, government regulations; changes in interest rates; difficulties in maintaining or enhancing our information technology systems; terrorism and acts of war; and increases in our leverage. Additional information about factors that could affect the company's business is set forth in the company's various filings with the Securities and Exchange Commission, including those set forth in the company's annual report on Form 10-K for the year ended December 30, 2005 filed with the SEC on March 1, 2006. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, expected or intended. Except as otherwise required by federal securities laws, the company does not undertake any obligation to update such forward-looking statements whether as a result of new information, future events or otherwise.

Note to editors: Issued by Steve Potash and Company, tel.

510-865-0800, or steve@potashco.com.

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CONTACT: Pacer International

Larry Yarberry, 925-887-1577 or 925-890-9245 (Cell)

lyarberry@pacerintl.com